Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications

BPZ Energy and Shell Sign Memorandum of Understanding

June 26, 2008—HOUSTON—BPZ Resources, Inc. (AMEX:BZP) announced today that the Company has signed a Memorandum of Understanding (MOU) with Shell Exploration Company (West) B.V. (Shell).  This non-binding MOU allows both parties to move forward with their negotiations on a possible Farm-out Agreement (Agreement) with the ultimate goal of jointly developing Blocks Z-1, XIX and XXIII in Northwest Peru into large-scale oil and gas ventures, including regional power generation, gas supply for local and regional industry, and LNG.  The intent of forming a joint venture is to complement BPZ Energy’s assets, local knowledge and experience, stakeholder relationships, and vision with Shell’s technology, equipment, manpower and leadership, especially in gas marketing.

Both BPZ Energy and Shell recognize the need to accelerate the exploration of these three blocks and will work toward an Agreement that includes, but is not limited to, the following fundamental points:

•      50%/50% unincorporated joint venture in Blocks Z-1, XIX and XXIII.

•      BPZ Energy will be the operator of record in the three blocks.

•      BPZ Energy will initially retain 100% of the oil and gas assets in Corvina, Delfin and Mero as well as 100% of the oil assets in Albacora, (the “Carved-out areas”) so as to enable BPZ Energy to appraise the Carved-out areas.  Shell will have the option, in order to fully align the desired joint venture, to buy a 50% stake in any one of these four Carved-out areas, beginning in July 2012 and ending in January 2015, at prevailing market prices.  Additionally, Shell will join with BPZ Energy to refurbish the platform and drill the first well in Albacora, where BPZ

Energy would retain 100% of oil assets and 50% of gas assets discovered until such time Shell elects to exercise the option to buy 50% of Albacora’s oil assets.

•      BPZ Energy will retain 100% ownership of its planned gas-to-power project, subject to an option retained by Shell to purchase a 50% interest in the project at a later date.

•      Shell will commit to an exploration and appraisal program with three phases which could amount to approximately $300 million.  Shell has the option to exit at the end of each phase.  If Shell so exits, the respective participation would revert back to BPZ Energy at no cost.  The work program is geared towards appraising the Mancora gas play and the deepwater leads in Block Z-1, as well as other leads and prospects, while also meeting the commitments mandated by the respective three license contracts.  This program would primarily consist of 2D and 3D seismic surveys in Blocks XXIII and Z-1, respectively, and the drilling of approximately 12 new wells.  The parties will share costs equally thereafter.

•      Any future oil and/or gas production, excluding that acquired from the Carved-out areas, will be shared 51.75% by BPZ Energy and 48.25% by Shell.

•      In case sufficient gas, estimated to be in the order of 4 Tcf of gas reserves, is proved up to warrant a LNG project, BPZ Energy and Shell will set up a 50%/50% joint venture to develop such project.  Shell would operate such project.

Furthermore, the Parties confirm that they have agreed that under no circumstance will an Agreement be finalized for the acquisition of BPZ Energy’s rights in the three blocks until all necessary management and government approvals have been obtained and fully termed agreements have been executed by both parties, or their respective affiliated companies, as the case may be.  Negotiations on the Agreement will begin immediately and are expected to conclude towards the end of the year.

Manolo Zúñiga, BPZ Energy’s President and Chief Executive Officer commented, “This MOU to negotiate the final Farm-out Agreement is an important step for both BPZ and Shell.  With Shell as partner, we would have a company with the key elements needed to fully develop our assets: deep water expertise to develop the prospects in Block Z-1 that are in water depths from 500 to 1,000 feet; the ability to market and monetize the gas potential in our Blocks through large-scale projects such as LNG; and the access to people and equipment that will help us appraise the gas and oil potential more quickly.  Shell also maintains the highest Quality, Health, Safety, and Environment standards and understands the need to continue the development of gas and power for local consumption, as well as advancing the social programs in the region which we have initiated.  As such, I believe that we have found the right potential partner for BPZ.  Accelerating the exploration and development of the assets we have in the three blocks under consideration will be beneficial to both companies, to BPZ’s shareholders, and to Peru.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

About Shell Exploration Company

Shell Exploration Company (West) B.V. (Shell) is a wholly owned indirect affiliate of Royal Dutch Shell plc.  Royal Dutch Shell plc is incorporated in England and Wales, has its headquarters in The Hague and is listed on the London, Amsterdam and New York stock exchanges.  Shell companies have operations in more than 110 countries, with businesses including: oil and gas exploration; production and marketing of liquefied natural gas and gas to liquids; marketing and shipping of oil products and chemicals; and renewable energy projects including wind, solar and biofuels.  www.shell.com/aboutshell

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, and reserves reports, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.